EXHIBIT 12.1

                FREEPORT-McMoRan COPPER & GOLD INC.
       Computation of Ratio of Earnings to Fixed Charges



                       Years Ended December 31,
                   ----------------------------------------------------------
                     1993         1994         1995        1996        1997
                   --------     --------     --------    --------    --------
                                        (In Thousands)
Income from continuing
operations          $60,670     $130,241     $253,618    $226,249    $245,108
Add:
Provision for income
taxes                67,589      123,412      234,044     247,168     231,315
Minority interests'
share of net
income                9,134       25,439       57,100      48,529      40,343
Interest expense     15,327         -          50,080     117,291     151,720
Rental expense
factor(a)             3,190        2,333        1,002         457         240
                   --------     --------     --------    --------    --------
Earnings available
for fixed charges  $155,910     $281,425     $595,844    $639,694    $668,726
                   ========     ========     ========    ========    ========

Interest expense   $ 15,327     $   -        $ 50,080    $117,291    $151,720
Capitalized
interest             24,519       35,110       49,758      22,979      23,021
Rental expense
factor(a)             3,190        2,333        1,002         457         240
                   --------     --------     --------    --------    --------
Fixed charges      $ 43,036     $ 37,443     $100,840    $140,727    $174,981
                   ========     ========     ========    ========    ========

Ratio of earnings
to fixed
charges(b)            3.6x          7.5x         5.9x        4.5x        3.8x
                      ====          ====         ====        ====        ====


             Computation of Ratio of Earnings to Fixed Charges,
             Preferred Stock Dividends and Minimum Distributions

                                  Years Ended December 31,
                   ---------------------------------------------------
                     1993      1994       1995       1996      1997
                   --------  --------   --------   --------   --------
                                        (In Thousands)
Income from continuing
operations         $ 60,670  $130,241   $253,618   $226,249   $245,108
Add:
Provision for
income taxes         67,589   123,412    234,044    247,168    231,315
Minority interests'
share of net
income                9,134    25,439     57,100     48,529     40,343
Interest expense     15,327      -        50,080    117,291    151,720
Rental expense
factor(a)             3,190     2,333      1,002        457        240
                   --------  --------   --------   --------   --------
Earnings available
for fixed charges  $155,910  $281,425   $595,844   $639,694   $668,726
                   ========  ========   ========   ========   ========

Interest expense   $ 15,327  $   -      $ 50,080   $117,291   $151,720
Capitalized
interest             24,519    35,110     49,758     22,979     23,021
Rental expense
factor(a)             3,190     2,333      1,002        457        240
Preferred
dividends            52,643    94,251    101,125    101,083     65,896
Minimum required
Class A distributions
(c)                  29,447      -          -          -          -
                   --------   --------   --------   --------   --------
Fixed charges      $125,126   $131,694   $201,965   $241,810   $240,877
                   ========   ========   ========   ========   ========

Ratio of earnings
to fixed charges
(b)                    1.2x      2.1x        3.0x       2.6x       2.8x
                       ====      ====        ====       ====       ====

a.   Portion of rent deemed representative of an interest factor.

b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

c. Minimum required distributions on Class A Common Stock ended on May 1, 1993.